Exhibit 10.1

207 N Goode Ave Ste 500 Glendale, California 92103 Phone 626 304-2000 Fax 626 792-7312
February 25, 2016

Dean Scarborough

[Address]

[Address]

[Address]

Dear Dean:

The Board of Directors and I are pleased to confirm the details of your new position of Executive Chairman of the Board, effective May 1, 2016, subject to your election by the Company’s stockholders at the 2016 Annual Meeting.

Specific details of this offer are as follows:

Base Salary:  As of May 1, 2016, your new annualized rate of pay will be $875,000, paid semi-monthly.  As of January 1, 2017, provided you remain employed at that time, your new annualized rate of pay will be $230,000, paid semi-monthly.

AIP Award:  You will continue to be eligible to be considered under Avery Dennison’s Annual Incentive Plan (“AIP”) to participate at a 100% of base salary opportunity level.  This new AIP award will be applied on a pro-rated basis effective May 1, 2016, subject to applicable withholdings.  The first portion of your 2016 AIP award (January – April) will be based on the 125% opportunity associated with your current role.  You will no longer be eligible to participate in the AIP after the 2016 fiscal year.

Long-Term Incentive (LTI):  Under the Company’s executive incentive compensation program you will be eligible to be considered for an annual long-term incentive award with a value opportunity equivalent to approximately 300% of your base salary effective with the 2016 grant on February 25.  This long-term incentive award will be delivered via a mix of Performance Units and Market-Leveraged Stock Units.  After the 2016 fiscal year, you will only be eligible to receive an annual LTI grant with a target value of $140,000, delivered via Restricted Stock Units (RSUs), consistent with the annual grant made to non-employee directors.  All plan provisions will be followed for both the 2016 and 2017 LTI grant.

Executive Benefits:  Your current Executive Benefits will cease as of May 1, 2016.  These benefits include the Executive Benefit Allowance, Annual Executive Physical, Executive Long-Term Disability (LTD) Plan, and Executive Supplemental Life Insurance.  In addition, you will no longer be covered by the Company’s Executive Severance Plan and Key Executive Change of Control Plan.  The Financial Counseling and Tax Preparation benefit, up to $25,000/year, will be provided to you, while serving as Executive Chairman.

You will continue to be entitled to the benefits generally available to Company employees in accordance with applicable plan provisions.

Congratulations on your new role.

Please sign and date this offer letter below and return it to Anne Hill.

Sincerely,

David Pyott

Compensation and Executive Personnel Committee Chair

cc:                            Anne Hill

LeeAnn Prussak

Accepted by:

Date: